Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451 P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

Colorado— FOR RELEASE AT 1:00PM EASTERN STANDARD TIME
Date: April 4, 2008

Double Eagle Petroleum Co. Appoints Aubrey Harper as Vice President of Midstream Subsidiary

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today the appointment of Aubrey Harper to the position of Vice President of Eastern Washakie Midstream LLC (“EWM”), a wholly-owned subsidiary of the Company. Mr. Harper will be responsible for the operation, expansion, and commercialization of the midstream assets of EWM, which currently consists of the 13-mile pipeline and the compression and gathering system for the Catalina Unit. The appointment is effective April 15, 2008.

Mr. Harper has over 30 years experience in the installation, development, commercialization and the operation of pipelines, gathering, transmission and distribution systems. Aubrey has worked for Willbros Midstream Services since 2002 serving in various capacities including General Manager. During this time, Aubrey was responsible for business unit financial performance, safety programs, business development, program management, budgeting and pipeline operations. Prior to working with Willbros Midstream Services, Aubrey worked with various midstream companies including Williams Communications Group and Williams Energy Services. Aubrey has specialized training in Code A-H2S, Department of Transportation pipeline regulations and project management. He also has certifications for HAZOP, Clock Spring and API 1104 Welding Inspector.

Richard Dole, Chairman of the Board of Double Eagle, commented: “The addition of Aubrey to our already strong management group further solidifies our ability to successfully execute the growth strategies of Double Eagle. Aubrey worked on the construction of our 13-mile pipeline and our 2007 Catalina development program. Accordingly, he provides significant experience and knowledge that is directly applicable to our 2008 and future Catalina project activities. His experience in constructing, operating and expanding midstream assets brings this core competency in-house and will be an integral part of our future growth plans for Double Eagle.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us